UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 13, 2011

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Deemed Election of Certain Member Directors

On September 13, 2011, each of Steven A. Closson and Stephen G. Crowe was deemed elected to serve as a member director of the Federal Home Loan Bank of Boston's (the Bank's) board of directors (the Board).  Mr. Closson is an incumbent member director representing Maine with a current term expiring on December 31, 2011. Mr. Crowe will be a new member of the Board representing Massachusetts. Each of Messrs. Closson's and Crowe's new terms as member directors will commence on January 1, 2012, and expire on December 31, 2015.

Mr. Closson serves as chief executive officer and a director of Androscoggin Savings Bank, a Bank member, and has served as a director of the Bank since January 1, 2004. Mr. Closson currently serves on the Bank's Executive, Governance/Government Relations, and Personnel Committees.

Mr. Crowe serves as president and chief executive officer of Mountain One Financial Partners, the holding company for Williamstown Savings Bank, Hoosac Bank, and South Coastal Bank, each of which is a Bank member. Mr. Crowe is a director of each of the foregoing banks, as well as a director of The Savings Bank Life Insurance Company of Massachusetts, which is also a Bank member.

The Board has not yet determined on which committees these directors will serve for 2012.

Legal Framework for the Deemed Election of These Member Directors

The deemed election of Messrs. Closson and Crowe took place in accordance with the rules governing the election of Federal Home Loan Bank member directors pursuant to the Federal Home Loan Bank Act (the Act) and the related regulations (the Applicable Regulations) of the Federal Housing Finance Agency, the Bank's principal regulator. The Applicable Regulations provide in relevant part that if the number of eligible nominations for member directorships is equal to or fewer than the number of member directorships to be filled, balloting is unnecessary and such nominees are deemed elected upon notice to the Bank's members in the relevant state. On September 13, 2011, the Bank sent notice of the deemed elections of Mr. Closson and Mr. Crowe to its Maine and Massachusetts members, respectively.

Compensation of Directors for 2012

The Bank expects to compensate these directors in accordance with the Bank's Director Compensation Policy for 2012, a policy that has not yet been adopted. Each director is also entitled to participate in the Bank's nonqualified, unfunded deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. Each director is also eligible to be reimbursed for reasonable travel, subsistence, and other related expenses incurred in connection with service as a Bank director.

Certain Relationships, Related Transactions, and Director Independence

Pursuant to the Applicable Regulations, the Bank's member directors, including Messrs. Closson and Crowe, serve as officers or directors of a member or members of the Bank. The Bank is a cooperative and conducts business primarily with its members, who are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Subject to the Act and the Applicable Regulations, the Bank also issues consolidated obligations through the Office of Finance, maintains a portfolio of short-term and long-term investments, enters into derivative transactions, and provides certain cash management and other services with members, housing associates, or other third parties of which directors may serve as officers or directors. All such transactions are made in the ordinary course of the Bank's business and are subject to the same Bank policies as transactions with the Bank's members, housing associates, and third parties generally. For further information, see Item 13-Certain Relationships and Related Transactions, and Director Independence of the Bank's Annual Report filed on Form 10-K with the Securities and Exchange Commission on

March 18, 2011.

Information on the Bank's Continuing Elections

In addition to the foregoing, a district-wide election for two independent directorships is currently underway. The deadline for the receipt of ballots for those elections is October 17, 2011. Shortly thereafter, ballots will be tabulated and the Board will formally declare the winners of that election, and will at the same time declare Messrs. Closson and Crowe elected.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston
Date: September 13, 2011	By:/s/ Brian G. Donahue
Brian G. Donahue First Vice President, Controller and Chief Accounting Officer